Exhibit 10.9
NEWPARK RESOURCES, INC.
PERFORMANCE-BASED CASH AWARD AGREEMENT

Subject to the terms and conditions of this Performance-Based Cash Award Agreement (this "Cash Award Agreement"), the Newpark Resources, Inc. Second Amended and Restated 2015 Employee Equity Incentive Plan, as may be amended from time to time (the "2015 Equity Incentive Plan") and the Amended and Restated Long-Term Cash Incentive Plan, a sub-plan to the 2015 Equity Incentive Plan, as may be amended from time to time (the "Cash Plan"), Newpark Resources, Inc., a Delaware corporation (the "Company"), hereby grants to the below individual (the "Participant") a Performance-Based Cash Award (the "Cash Award"). All capitalized terms not otherwise defined herein shall have the meanings set forth in the Cash Plan first and the 2015 Equity Incentive Plan second, and the terms of both the Cash Plan and the 2015 Equity Incentive Plan are incorporated herein by reference.

1.Identifying Information.

Participant Name	%%FIRST_NAME%-% %%LAST_NAME%-%	Date of Grant:	May 18, 2023
and Address:	%%ADDRESS_LINE_1%-% %%ADDRESS_LINE_2%-%	Projected Cash Award:	%%TOTAL_CASH_GRANTED,'$999,999,999.99'%-%
%%CITY%-%, %%STATE%-% %%ZIPCODE%-%

2.Vesting and Forfeiture.
(a)Vesting due to Satisfaction of Performance Criteria. Subject to the satisfaction of the terms and conditions set forth in the 2015 Equity Incentive Plan, the Cash Plan and this Cash Award Agreement, the amount of the Cash Award that shall vest on the Performance Vesting Date shall equal the Projected Cash Award multiplied by the Final Vesting Percentage. Any portion of the Cash Award that does not vest in accordance with this Section 2 shall be forfeited.
(b)Vesting upon Change in Control. To the extent there is any conflict between the definition in the Change in Control Agreement and the definition in the 2015 Equity Incentive Plan, the definition in the Change in Control Agreement shall control. Upon the occurrence of a Change in Control or a Potential Change in Control (as defined in the Change in Control Agreement), the provisions of the Change in Control Agreement pertaining to any Awards, including the Cash Award evidenced by this Cash Award Agreement, shall control, including with respect to (i) vesting, and (ii) payment at target level performance.
(c)Vesting upon Death or Disability. In the event of the Participant’s death or Disability, the Cash Award shall immediately become vested and the cash amount that shall be payable in settlement of the Cash Award on the date specified in Section 3 below shall be the Projected Cash Award (as provided in Section 1 above), with no application of the Final Vesting Percentage.
(d)Forfeiture. In the event of the termination of the Participant's employment prior to the Performance Vesting Date by either the Company or by the Participant for any
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reason other than as a result of the Participant's death or Disability, the unvested portion of the Cash Award held by the Participant at that time shall immediately be forfeited; provided, however, that if the Participant is a party to a Change in Control Agreement or is a participant in the Newpark Resources, Inc. U.S. Executive Severance Plan or the Newpark Resources, Inc. Change in Control Plan and the Participant's employment is terminated under circumstances covered by such plan or agreement, as applicable, the provisions of such plan or agreement, as applicable, shall apply.
3.Payment. Payment of any vested portion of the Cash Award shall be made only in cash by the Company or an applicable Subsidiary (as determined in the sole discretion of the Company). All payments hereunder, if any, shall be made as soon as practicable after the Performance Vesting Date but in any event no later than thirty (30) days after such Performance Vesting Date. Pending the payment or delivery of cash hereunder, the Company's obligation hereunder shall constitute an unfunded, unsecured general obligation of the Company and if applicable, any Subsidiary.
4.Restrictions on Transfer. Neither this Cash Award Agreement nor the Cash Award may be assigned, pledged, sold or otherwise transferred or encumbered by the Participant; provided, however, that the designation of a beneficiary pursuant to the 2015 Equity Incentive Plan shall not constitute an assignment, alienation, pledge, sale, transfer or encumbrance. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of the Participant. Any purported assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of the Cash Award, regardless of by whom initiated or attempted, shall be void and unenforceable against the Company. If, notwithstanding the foregoing, an assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of the Cash Award is effected by operation of law, court order or otherwise, the affected Cash Award shall remain subject to the risk of forfeiture, vesting requirement and all other terms and conditions of this Cash Award Agreement. In the case of the Participant's death or Disability, the Participant's vested rights under this Cash Award Agreement may be exercised and enforced by the Participant's guardian or legal representative. Notwithstanding anything in the foregoing to the contrary, the Company and any applicable Subsidiary shall be permitted to assign its rights and obligations under this Award Agreement.
5.Amendment and Termination. This Cash Award Agreement may not be terminated by the Board of Directors or the Compensation Committee at any time without the written consent of the Participant. No amendment or termination of the 2015 Equity Incentive Plan or the Cash Plan will adversely affect the rights and privileges of the Participant under this Cash Award Agreement or to the Cash Award granted hereunder without the consent of the Participant.
6.No Guarantee of Employment. Neither this Cash Award Agreement nor grant of the Cash Award evidenced hereby shall confer upon the Participant any right with respect to continuance of employment with the Company nor shall it interfere in any way with the right the Company would otherwise have to terminate such Participant's employment at any time.

7.Taxes and Withholdings.
(a)Tax Consequences. The granting, vesting and/or payments of all or any portion of the Cash Award may trigger tax liability. The Participant agrees that he or she shall be solely responsible for all tax liability arising from the Cash Award. The Participant is encouraged to contact his or her tax advisor to discuss any tax implications which may arise in connection with the Cash Award.
(b)Withholding. The Participant shall be liable for any and all taxes, including withholding taxes, arising from the Cash Award. The Participant understands and acknowledges that the Company will not make payments hereunder until it is satisfied that appropriate arrangements have been made to satisfy any tax obligation under this Cash Award Agreement, the 2015 Equity Incentive Plan or the Cash Plan and agrees to make appropriate arrangements suitable to the Company for satisfaction of all tax withholding obligations. Further, the Participant hereby agrees and grants to the Company the right to withhold from any payments or amounts of compensation, payable in cash or otherwise, in order to meet any tax withholding obligations under this Cash Award Agreement, the 2015 Equity Incentive Plan or the Cash Plan. As such, if the Company requests that the Participant take any action required to effect any action described in this Section 7 and to satisfy the tax withholding obligation pursuant to this Cash Award Agreement, the 2015 Equity Incentive Plan and the Cash Plan, the Participant hereby agrees to promptly take any such action.
8.No Guarantee of Tax Consequences. The Company, Board of Directors and Compensation Committee make no commitment or guarantee to the Participant that any federal, state or local tax treatment will apply or be available to any person eligible for benefits under this Cash Award Agreement and assumes no liability whatsoever for the tax consequences to the Participant.
9.Severability. In the event that any provision of this Cash Award Agreement is, becomes or is deemed to be illegal, invalid, or unenforceable for any reason, or would disqualify the 2015 Equity Incentive Plan, the Cash Plan or this Cash Award Agreement under any law deemed applicable by the Board of Directors or the Compensation Committee, such provision shall be construed or deemed amended as necessary to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Board of Directors or the Compensation Committee, materially altering the intent of the 2015 Equity Incentive Plan, the Cash Plan or this Cash Award Agreement, such provision shall be stricken as to such jurisdiction, the Participant or this Cash Award Agreement, and the remainder of this Cash Award Agreement shall remain in full force and effect.
10.Terms of the Plans Control. This Cash Award Agreement and the Cash Award are made pursuant to the 2015 Equity Incentive Plan and the Cash Plan. The terms of the 2015 Equity Incentive Plan and the Cash Plan, each as amended from time to time and interpreted and applied by the Compensation Committee, shall govern and take precedence in the event of any conflict with the terms of this Cash Award Agreement. Notwithstanding the foregoing, if the Participant is a party to a Change in Control Agreement or is a participant in the Newpark Resources, Inc. U.S. Executive Severance Plan or the Newpark Resources, Inc. Change in Control Plan , in the event of any conflict between the terms of this Cash Award Agreement, the 2015 Equity Incentive Plan and the Cash Plan, on the one hand, and the terms and provisions of such Change in Control Agreement, on the other hand, the terms of the Change in Control Agreement shall control.

11.Governing Law. This Cash Award Agreement shall be construed in accordance with (excluding any conflict or choice of law provisions of) the laws of the State of Delaware to the extent federal law does not supersede and preempt Delaware law.
12.Consent to Electronic Delivery; Electronic Signature. Except as otherwise prohibited by law, in lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectuses supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which the Participant has access. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.
13.Clawback Policy. Notwithstanding any provisions in the 2015 Equity Incentive Plan, the Cash Plan or this Cash Award Agreement to the contrary, the Cash Award subject to this Cash Award Agreement shall be subject to potential cancellation, rescission, clawback and recoupment (i) to the extent necessary to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any regulations or listing requirements promulgated thereunder and/or (ii) as may be required in accordance with the terms of any clawback/recoupment policy as may be adopted by the Company from time to time.
14.Section 409A. It is intended that the provisions of this Cash Award Agreement either comply with, or be exempt from, Section 409A of the Code ("Section 409A"), and all provisions of this Cash Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If, at the time of the Participant's separation from service (within the meaning of Section 409A, (i) the Participant is a specified employee (within the meaning of Section 409A) and using the identification methodology selected by the Company from time to time), and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date pursuant to this Cash Award Agreement but shall instead pay it without interest, on the first business day after such six-month period, or if earlier, upon the Participant's death. The Company reserves the right to make amendments to this Cash Award Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A.
15.Data Authorization. Pursuant to applicable data protection laws, the Participant's personal data will be collected and used as necessary for the Company's administration of the Participant's participation in the 2015 Equity Incentive Plan and the Cash Plan. The Participant's denial and/or objection to the collection, processing and transfer of personal data may affect the Participant's participation in the 2015 Equity Incentive Plan and the Cash Plan. As such, the Participant voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

As part of the Company's administration of the 2015 Equity Incentive Plan and the Cash Plan, the Company and its Subsidiaries may hold certain personal information about the Participant including the Participant's name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares of Common Stock or directorships held in the Company, details of all options, units or any other entitlement to Shares of Common Stock awarded, canceled, purchased, vested, unvested or outstanding in the Participant's favor. This information is held for the purpose of managing and administering the 2015 Equity Incentive Plan and the Cash Plan ("Data"). The Data may be provided by the Participant or collected, where lawful, from third parties, and the Company or its subsidiaries will process the Data for the exclusive purpose of implementing, administering and managing the Participant's participation in the 2015 Equity Incentive Plan and the Cash Plan. Data processing will take place through electronic and non-electronic means as necessary to administer the 2015 Equity Incentive Plan and the Cash Plan and will be handled in conformance with the confidentiality and security provisions as set forth by applicable laws and regulations in the Participant's country of residence (and country of employment, if different). The Data will be accessible within the Company's organization only by those persons requiring access for purposes of the implementation, administration and operation of the 2015 Equity Incentive Plan and the Cash Plan and for the Participant's participation in the 2015 Equity Incentive Plan and the Cash Plan.
The Company and its Subsidiaries may transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant's participation in the 2015 Equity Incentive Plan and the Cash Plan, and the Company and its Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the 2015 Equity Incentive Plan and the Cash Plan. Please note these entities may be located in the European Economic Area, the United States or elsewhere in the world. The Participant hereby authorizes (where required under applicable law) these parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Participant's participation in the 2015 Equity Incentive Plan and the Cash Plan. This includes any requisite transfer of such Data as may be required for the administration of the 2015 Equity Incentive Plan and the Cash Plan. The Participant may, at any time, exercise the Participant's rights provided under applicable personal data protection laws. These rights may include (i) obtain confirmation as to the existence of the Data, (ii) verify the content, origin and accuracy of the Data, (iii) request the integration, update, amendment, deletion, or blockage of the Data, (iv) oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the impletion, administration and/or operation of the 2015 Equity Incentive Plan and the Cash Plan and the Participant's participation in the 2015 Equity Incentive Plan and the Cash Plan, and (v) withdraw the Participant's consent to the collection, processing or transfer of Data as provided hereunder (in which case, the Participant's Award will be null and void). The Participant may seek to exercise these rights by contacting the Participant's local Human Resources manager or the Company's Human Resources Department.

16.Definitions. The following terms shall have the meanings set forth below:
(a)"Company RONCE Percentage" means the average of the RONCE for each calendar year ending December 31, 2023, December 31, 2024 and December 31, 2025.
(b)"Company TSR Percentile" means the percentile of the Company's TSR relative to the TSRs of the other members of the Peer Group. Such will be determined by ranking the Company and the members of the Peer Group from highest to lowest according to their respective TSRs. After this ranking, the percentile performance of the Company relative to the members in the Peer Group will be determined as follows:
where:    "P" represents the percentile performance which will be rounded, if necessary, to the nearest whole percentile by application of regular rounding.
"N" represents the number of companies in the Peer Group, plus the Company.
"R" represents the Company’s ranking among the members of the Peer Group.
(c)"Ending Share Price" means the average closing price of one share of common stock of the Company or the relevant member of the Peer Group, as applicable, over the 30 day period ending on the last day of the Performance Period.
(d)"Final Vesting Percentage" means the aggregate of (i) seventy percent (70%) multiplied by the TSR Vesting Percentage and (ii) thirty percent (30%) multiplied by the RONCE Vesting Percentage.
(e)"Maximum RONCE Percentage" means 15%.
(f)"Maximum TSR Percentile" means the ninetieth (90th) percentile.
(g)"Peer Group" means the Company and the following entities to the extent such entities or their successors are in existence and have publicly traded common stock as of the last day of the Performance Period, as may be adjusted by the Compensation Committee to account for extraordinary events, such as mergers, acquisitions, divestitures or bankruptcies, affecting the Company or such other entities.

1.Archrock, Inc.
2.Argan, Inc.
3.Civeo Corporation
4.Columbus McKinnon Corporation
5.Core Laboratories N.V.
6.Custom Truck One Source, Inc.
7.Dril-Quip, Inc.
8.H&E Equipment Services, Inc.
9.Helix Energy Solutions Group, Inc.
10.Insteel Industries, Inc.
11.Matrix Service Company
12.Oil States International, Inc.
13.TETRA Technologies, Inc.
14.U.S. Silica Holdings, Inc.
15.Russell 2000 index
(h)"Performance Certification Date" means the date as of which the Compensation Committee makes its final written certifications of the TSR Vesting Percentage and RONCE Vesting Percentage, and its determination of whether and the extent to which the applicable Performance Requirements have been met in accordance with Paragraph 2(a) of the Award Agreement.
(i)"Performance Period" means the period beginning May 2, 2023 and ending on the earlier of May 31, 2026, and the date of a Change in Control.
(j)"Performance Requirement" means the condition(s) that must necessarily be attained for the vesting of the Cash Award.
(k)"Performance Vesting Date" means:
i. if a Change in Control occurs before the last day of the Performance Period (determined without regard to the Change in Control), the date of the Change in Control;
ii. in the event of the Participant’s death or Disability before the last day of the Performance Period, the date of death or Disability; and
iii. in all other cases, the later of the last day of the Performance Period and the Performance Certification Date.
(l)"Projected Cash Award" means the dollar amount set forth in Section 1 of this Cash Award Agreement, which shall initially reflect the dollar amount that would be paid to the Participant if (i) the Company’s TSR Percentile is equal to the Target TSR Percentile, and (ii) the Company’s RONCE Percentage is equal to the Target RONCE Percentage.

(m)"RONCE" or "Return on Net Capital Employed" is calculated as follows:

RONCE	=	Operating Income (as budgeted and reported in Form 10-K, as adjusted)
Four Quarter Average Total Debt & Equity (as reported in Form 10-K, 10-Qs)

(n) "RONCE Vesting Percentage" means:
i. if the Company RONCE Percentage is less than the Threshold RONCE Percentage, zero percent (0%);
ii. if the Company RONCE Percentage is at least equal to the Threshold RONCE Percentage, but less than the Target RONCE Percentage, the percentage derived from dividing the Company RONCE Percentage by the Target RONCE Percentage;
iii. if the Company RONCE Percentage is at least equal to the Target RONCE Percentage, but less than the Maximum RONCE Percentage, the sum of (A) one hundred percent (100%) and (B) the percentage derived by multiplying the excess, if any, of the Company RONCE Percentage over the Target RONCE Percentage by 100/3; and
iv. if the Company RONCE Percentage is at least equal to the Maximum RONCE Percentage, two hundred percent (200%).
In no event may the RONCE Vesting Percentage be more than two hundred percent (200%).

(o)"Starting Share Price" means the average closing price of one share of common stock of the Company or the relevant member of the Peer Group, as applicable, over the first 30 days of the Performance Period.
(p)"Target RONCE Percentage" means 12%.
(q)"Target TSR Percentile" means the fiftieth (50th) percentile.
(r)"Threshold RONCE Percentage" means 4.8%.
(s)"Threshold TSR Percentile" means the twenty-fifth (25th) percentile.
(t)"TSR" or "Total Shareholder Return" means, for the Company and each member of the Peer Group, as applicable: (i) the Ending Share Price, minus the Starting Share Price, plus cumulative amount of dividends on one share of its common stock for the Performance Period, divided by (ii) the Starting Share Price.

(u)"TSR Vesting Percentage" means:
i. if the Company TSR Percentile is less than the Threshold TSR Percentile, zero percent (0%);
ii. if the Company TSR Percentile is at least equal to the Threshold TSR Percentile, but less than the Target TSR Percentile, the sum of (A) fifty percent (50%) and (B) the percentage derived by multiplying the excess, if any, of the Company TSR Percentile over the Threshold TSR Percentile by 2;
iii. if the Company TSR Percentile is at least equal to the Target TSR Percentile, but less than the Maximum TSR Percentile, the sum of (A) one hundred percent (100%) and (B) the percentage derived by multiplying the excess, if any, of the Company TSR Percentile over the Target TSR Percentile by 2.5; and
iv. if the Company TSR Percentile is at least equal to the Maximum TSR Percentile, two hundred percent (200%).
In no event may the TSR Vesting Percentage be more than two hundred percent (200%).
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